NELSON MULLINS RILEY & SCARBOROUGH LLP ATTORNEYS AND COUNSELORS AT LAW
50 N. Laura Street, 41st Floor Jacksonville, FL 32202 T: 904.665.3600 F: 904.665.3699 nelsonmullins.com

May 14, 2026

Ladies and Gentlemen:
This firm is counsel to FRP Holdings, Inc., a Florida corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the offer and sale of up to 1,500,000 shares (the “Shares”) of the Company’s common stock, par value $0.10 per share, pursuant to the FRP Holdings, Inc. 2026 Equity Incentive Plan (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.
In rendering this opinion, we have examined (a) the Registration Statement; (b) the Company’s prospectus; (c) a copy of the Company’s Second Amended and Restated Articles of Incorporation; (d) a copy of the Company’s Third Amended and Restated Bylaws; and (e) a record of the proceedings of the Company relating to the authorization of the issuance and delivery of the Shares pursuant to the Plan. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and other statements of governmental officials and other instruments, and examined such questions of law and have satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion. We have assumed, without inquiry, the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with authentic original documents of any copies thereof submitted to us for our examinations.

On the basis of the foregoing, we are of the opinion that, when the Shares are issued and paid for in accordance with the terms of the Plan, they will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, or the Registration Statement. This opinion is rendered as of the date hereof, and we assume no obligation to advise you of any fact, circumstance, event or development that may hereafter be brought to our attention whether or not such occurrence would alter, affect or modify the opinion expressed herein. We express no opinion as to the application of the securities or “Blue Sky” laws of the various states to the sale of the Shares. The opinions rendered herein are limited to the laws of the State of Florida and the federal laws of the United States.

Very truly yours,

                        /s/ Nelson Mullins Riley & Scarborough LLP
                          _________________________________________
                         Nelson Mullins Riley & Scarborough LLP